     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase, dated February 29, 1996 and, the related Letter of Transmittal and is being made to all holders of Shares. The Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute or regulation. If the Offeror becomes aware of any state where the making of the Offer is not in compliance with any valid applicable law, the Offeror will make a good faith effort to comply with such law or seek to have such statute or regulation declared inapplicable to this Offer. If, after such good faith effort, the Offeror cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such state. In any state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Offeror (as defined below) by Robert W. Baird & Co. Incorporated or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            VARITRONIC SYSTEMS, INC.
                                       AT

                              $17.50 NET PER SHARE
                                       BY

                              VSI ACQUISITION CO.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                                W. H. BRADY CO.

VSI Acquisition Co., a Minnesota corporation (the "Offeror") and a wholly-owned subsidiary of Brady USA, Inc., a Wisconsin corporation ("BUSA") which is a wholly-owned subsidiary of W.H. Brady Co., a Wisconsin corporation ("Brady") is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Varitronic Systems, Inc., a Minnesota corporation (the "Company"), at a purchase price of $17.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 29, 1996 ("Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
          MILWAUKEE TIME (CENTRAL TIME), ON THURSDAY, MARCH 28, 1996,
                               UNLESS EXTENDED

     The Board of Directors of the Company has approved the Merger Agreement (as defined below) and determined that the Offer and the Merger are fair to and in the best interests of holders of Shares and recommends that holders of Shares accept the Offer and tender their Shares.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares then beneficially owned by the Offeror and its affiliates, will constitute at least two-thirds of the Shares outstanding on a fully diluted basis excluding any unexercised portion of the option issued to Brady. The Offer is also subject to other conditions. See
Section 15 of the Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 27, 1996 (the "Merger Agreement"), among the Offeror, BUSA, Brady and the Company. The Merger Agreement provides, among other things, that after completion of the Offer, subject to the terms and conditions of the Merger Agreement, the Offeror will be merged with and into the Company (the "Merger") and each outstanding Share (other than those held by the Offeror or any of its affiliates, those held in the treasury of the Company and those held by shareholders who properly exercise their appraisal rights under Minnesota law) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive $17.50 in cash or such higher price per Share as may be paid in the Offer. The purpose of the Offer, the Merger Agreement and the Merger is for the Offeror to acquire control of, and the entire equity interest in, the Company.

     The Offeror reserves the right, at any time or from time to time, to extend the period of time, subject to the limitations contained in the Merger Agreement and applicable law or regulation, during which the Offer is open by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and by making a public announcement thereof.

     For purposes of the Offer, the Offeror shall be deemed to have accepted for payment tendered Shares as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase and the Letter of Transmittal or (facsimile thereof), properly completed and duly executed, with any required signatures and any other documents required by the Letter of Transmittal. The Offeror expressly reserves the right, subject to the terms and conditions contained in the Merger Agreement, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof.

     Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer, and, unless theretofore accepted for payment by the Offeror pursuant to the Offer, may also be withdrawn at any time after Thursday, April 25, 1996. The Offer will expire at 12:00 midnight, Milwaukee time (Central time), on Thursday, March 28, 1996, unless and until the Offeror, in accordance with the terms and conditions of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the Offer shall expire on the latest time and date to which the Offer is so extended by the Offeror. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from the name of the person who tendered such Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), as described in Section 3 of the Offer to Purchase, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     The information required to be disclosed by Rule 14d-6(e)(1) and of the Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal and other relevant materials are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter or Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Questions and requests for assistance, as well as for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials, may be directed to the Dealer Manager as set forth below, and copies will be furnished promptly, at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                            ROBERT W. BAIRD & CO.
                                 INCORPORATED

                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (800) 792-2473

February 29, 1996